Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-207090) pertaining to the TransUnion Holding Company, Inc. 2012 Management Equity Plan of TransUnion and in the Registration Statement (Form S-8 No. 333-205239) pertaining to the TransUnion 2015 Omnibus Incentive Plan and the TransUnion 2015 Employee Stock Purchase Plan of our report dated February 19, 2016, with respect to the consolidated financial statements and schedules of TransUnion included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Chicago, Illinois
February 19, 2016